Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 13E-3

(Form Type)

RealNetworks, Inc.

Greater Heights LLC

Greater Heights Acquisition LLC

Robert Glaser

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$35,736,972(1)	0.0000927	$3,313(2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$35,736,972

Total Fees Due for Filing			$3,313

Total Fees Previously Paid			$0

Total Fee Offsets			$3,313(3)

Net Fee Due			$0

(1)

Aggregate number of securities to which transaction applies: In accordance with Exchange Act Rule 0-11, as of August 31, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 49,334,996, which consists of (a) 47,691,061 shares of common stock entitled to receive the per share merger consideration of $0.73; (b) 466,200 shares of common stock underlying stock options, which may be entitled to receive the per share merger consideration of $0.73 minus any applicable exercise price; (c) 977,735 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $0.73; and (d) a maximum of 200,000 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting, which may be entitled to receive the per share merger consideration of $0.73 (assuming the shares are paid out at the target level of performance).

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of August 31, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 47,691,061 shares of common stock and the per share merger consideration of $0.73; (b) the product of 466,200 shares of common stock underlying stock options and $0.1346 (which is the difference between the per share merger consideration of $0.73 and the weighted average exercise price of $0.5954; (c) the product of 977,735 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $0.73; and (d) the product of 200,000 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting and the per share merger consideration of $0.73 (assuming the shares are paid out at the target level of performance). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0000927.

(3)	RealNetworks, Inc. previously paid $3,313 upon the filing of its Schedule 14A on September 19, 2022 in connection with the transaction reported hereby.

Table 2: Fee Offset Claims and Sources

	Registrant or filer name	Form or filing type	File number	Initial filing date	Filing date	Fee offset claimed	Fee paid with fee offset source

Fee Offset Claims		Schedule 14A	001-37745	September 19, 2022		$3,313

Fee Offset Sources	RealNetworks, Inc.	Schedule 14A	001-37745		September 19, 2022		$3,313